Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Bill Aulet, CFO
978-932-2424
aulet@viisage.com

NASDAQ GRANTS VIISAGE’S REQUEST FOR CONTINUED LISTING

Listing Qualifications Panel Sets Deadline of June 30, 2005

BILLERICA, Mass. – June 9, 2005 – Viisage (NASDAQ: VISGE), a leading provider of advanced technology identity solutions, announced today that a NASDAQ Listing Qualifications Panel has granted the Company’s request for continued listing on The NASDAQ National Market as long as the Company files on or before June 30, 2005, its Form 10-K for the fiscal year ended December 31, 2004, and its Form 10-Q for the fiscal quarter ended April 3, 2005.

The staff of The NASDAQ Stock Market had previously notified the Company that the Company was subject to potential delisting from The NASDAQ National Market as a result of its failure to file its Form 10-K for the year ended December 31, 2004, and its Form 10-Q for the fiscal quarter ended April 3, 2005, in a timely fashion, as required under NASDAQ Marketplace Rule 4310(c)(14).

If the Company is unable to comply with the conditions for continued listing required by the NASDAQ Panel, then the Company’s common stock may be delisted from The NASDAQ National Market. While the Company is working diligently toward meeting the June 30, 2005, deadline, there can be no assurance that the Company will be able to meet this deadline. If the Company becomes concerned for any reason that it will be unable to meet the deadline, the Company intends to request additional time from the NASDAQ Panel. There can be no assurance that the NASDAQ Panel will extend the deadline beyond June 30. The fifth character “E” will remain appended to the Company’s trading symbol pending a determination that the Company is fully compliant with NASDAQ’s filing requirements and has evidenced compliance with all other requirements for continued listing on NASDAQ.

About Viisage

Viisage (NASDAQ: VISGE) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, and protecting personal privacy. Viisage solutions include secure credentials such as passports and drivers’ licenses, biometric technologies for uniquely linking individuals to those credentials, and credential authentication technologies to ensure the documents are valid before individuals are allowed to cross borders, gain access to finances, or granted other privileges. With over 3,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs. Viisage’s product suite includes FaceTOOLS® SDK, Viisage PROOF™, FaceEXPLORER®, Viisage iA-thenticate®, BorderGuard®, FacePASS™ and FaceFINDER®.

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